Exhibit 23.2

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

In connection with the foregoing 2006 Form 10-K to be filed with the Washington, D.C. Office of the U.S. Securities and Exchange Commission, we hereby consent to the inclusion of our report dated March 17, 2006 related to the audits of the financial statements of Croff Enterprises, Inc. as of December 31, 2005, and for each of the two years in the period ended December 31, 2005.

Denver, Colorado	/s/CAUSEY DEMGEN & MOORE INC.
March 27, 2007